Exhibit 10.1

Stantec Consulting Inc.
8211 South 48th Street
Phoenix AZ  85044
Tel: (602) 438-2200 Fax: (602) 431-9562
stantec.com



August 29, 2005

Eric Nielsen
c/o The Keith Companies
19 Technology Drive
Irvine, CA  92618

Dear Eric:

REFERENCE:  CHANGE OF CONTROL AGREEMENT

As you know, Stantec and The Keith Companies have signed an agreement whereby Keith will effectively become a wholly owned subsidiary of Stantec (the "Merger").

Conditional upon the close of the Merger, Stantec Consulting Inc. or one of its affiliated companies will continue your employment, subject to the agreed upon transition of employee benefits applicable to all employees. You acknowledge that your title and job responsibilities may change somewhat, but that you will be the Regional Leader for Stantec's operations in the U.S. Southwest and West which currently includes the operations in Colorado, Arizona, Utah, Nevada, Texas, Oregon, and California and, following the Merger, will include the Keith operations in those states. We confirm that your combined annual salary and discretionary bonus will not be less than $450,000 for the 24 month period following the merger, and that any reduction below that level will be considered a constructive Termination for the purposes of the Change of Control Agreement (defined below). For greater certainty, it is agreed that you will no longer receive an auto allowance or reimbursement for club dues following the close of the Merger.

Your change of control letter agreement dated March 22, 2001 (the "Change of Control Agreement") will be assumed by Stantec Consulting Inc. and will continue to apply to in respect of any Termination (as defined in the Change of Control Agreement) of your employment within two years of the change in control which occurs at the time of the Merger. By signing and returning this letter, you acknowledge that, contingent upon the close of the Merger, (1) the Change of Control Agreement shall terminate and be without force or effect on the second anniversary of the Merger, (2) the change of your title, job responsibilities and transition of your employee benefits and compensation plans from Keith's to Stantec's shall not constitute a Termination pursuant to the Change of Control Agreement, and (3) Stantec's acceptance of the


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Change of Control Agreement, as modified hereby, shall be sufficient to fulfill the requirement that any successor assume and agree in writing to perform the Change of Control Agreement. In the event that a termination does occur within the 24 month period following the Merger, you agree that the phrases "annual level of total cash compensation" and "annual compensation" shall refer only to your base salary, discretionary annual bonus, auto allowance and club dues as determined in respect of any calendar year.

Sincerely,


STANTEC CONSULTING INC.

/s/ Anthony P. Franceschini, P. Eng.
-------------------------------------------
Anthony P. Franceschini, P.Eng.
President & CEO
Tel:  (780) 917-7077
Fax:  (780) 917-7330
tfranceschini@stantec.com



ACKNOWLEDGMENT
I agree to the terms of the foregoing letter and agree to the continuation of the Change of Control Agreement as modified thereby.

In the event Stantec or Keith decide not to proceed with the Merger, or in the event the Merger doesn't close, the Change of Control Agreement shall continue unaltered, as if this Acknowledgement was never executed.



/s/ Eric Nielsen                                     September 8, 2005
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Eric Nielsen                                         DATE: